OFFER BY

THE GABELLI DIVIDEND & INCOME TRUST

TO EXCHANGE ALL OUTSTANDING

AUCTION MARKET PREFERRED SHARES, SERIES B, PAR VALUE $0.001

AUCTION MARKET PREFERRED SHARES, SERIES C, PAR VALUE $0.001

AUCTION RATE PREFERRED SHARES, SERIES E, PAR VALUE $0.001

FOR

SERIES J CUMULATIVE TERM PREFERRED SHARES, PAR VALUE $0.001

AND LIQUIDATION PREFERENCE $25,000 PER SHARE AND CASH

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 14, 2021, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

March 17, 2021

To Our Clients:

Enclosed for your consideration are the Offer to Exchange, dated March 17, 2021 (together with any amendments or supplements thereto, the “Offer to Exchange”), the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials (together with any amendments or supplements thereto, the Offer to Exchange and the Letter of Transmittal, the “Offer”) in connection with the offer by

The Gabelli Dividend & Income Trust, a Delaware statutory trust (the “Fund,” “we,” “us,” or “our”), is offering to exchange the Fund’s currently outstanding preferred shares, par value $0.001 per share, designated Auction Rate Preferred Shares and Auction Market Preferred Shares, Series B, Series C and Series E (collectively, the “Auction Rate Preferred Shares”), for newly-issued shares of the Fund’s Series J Cumulative Term Preferred Shares, par value $0.001 and liquidation preference $25,000 per share (“Liquidation Preference”) (“Series J Preferred Shares”) and cash, on the terms and subject to the conditions set forth in the offer to exchange (the “Offer to Exchange”) and in the accompanying letter of transmittal (the “Letter of Transmittal”).

In exchange for each Auction Rate Preferred Share properly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on April 14, 2021 (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”) and accepted by us, participating holders of Auction Rate Preferred Shares will receive the following exchange consideration (the “Exchange Consideration”):

Auction Rate Preferred Shares	CUSIP No.	Number of Outstanding Shares(1)	Exchange Consideration
Series B Auction Market Preferred Shares (“Series B Preferred Shares”)	36242H302	2,647	0.96 of each newly issued Series J Preferred Share for each whole Series B Preferred Share
Series C Auction Market Preferred Shares (“Series C Preferred Shares”)	36242H401	3,244	0.96 of each newly issued Series J Preferred Share for each whole Series C Preferred Share
Series E Auction Rate Preferred Shares (“Series E Preferred Shares”)	36242H609	480	0.96 of each newly issued Series J Preferred Share for each whole Series E Preferred Share

(1)	The number of Auction Rate Preferred Shares outstanding is calculated as of March 16, 2021.

No fractional shares of Series J Preferred Shares will be issued. The Auction Rate Preferred Shares may only be exchanged for whole shares of Series J Preferred Shares. In lieu of issuing fractional shares, holders of Auction Rate Preferred Shares following the consummation of the Exchange Offer shall receive a cash amount, without interest, equal to the fractional share amount multiplied by the Series J Preferred Shares Liquidation Preference (the “Cash Consideration”).

The Exchange Offer is conditioned on, among other things, holders of an aggregate of at least a majority of the outstanding Auction Rate Preferred Shares properly tendering (and not validly withdrawing) their Auction Rate Preferred Shares at or prior to the Expiration Date. See “Terms of the Exchange Offer—Conditions to the Exchange Offer.”

Holders of Series J Preferred Shares will be entitled to receive, when, as and if declared by, or under authority granted by, the Board, out of funds legally available therefor, cumulative cash dividends and distributions, calculated separately for each dividend period, (i) at an annualized dividend rate of 1.70% of the $25,000 per share liquidation preference on the Series J Preferred Shares for the quarterly dividend periods ending on or prior to March 26, 2024 and (ii) at an annualized dividend rate of 4.50% of the $25,000 per share liquidation preference on the Series J Preferred Shares for all remaining quarterly dividend periods until the Series J Preferred Shares’ mandatory redemption date of March 26, 2028. Dividends and distributions on Series J Preferred Shares will be payable quarterly on March 26, June 26, September 26 and December 26 in each year commencing on June 26, 2021. The Series J Preferred Shares may be redeemed by the Fund, subject to certain restrictions, on March 26, 2024 and are subject to mandatory redemption by the Fund on March 26, 2028 and in certain other circumstances. The Series J Preferred Shares will rank on parity with existing and any future series of preferred shares and senior to the Fund’s common shares of beneficial interest with respect to dividend and distribution rights and rights upon liquidation of the Fund. See “Special Characteristics and Risks of the Series J Preferred Shares—Redemption” in the Offer to Exchange.

The Series J Preferred Shares will not be listed on any securities exchange.

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940 and, in accordance therewith, files reports, proxy statements, proxy materials and other information with the Securities and Exchange Commission (the “SEC”). Materials filed with the SEC can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or downloaded from the SEC’s website at www.sec.gov. Information on the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at (202) 551-8090. You may also request copies of these materials, upon payment at the prescribed rates of a duplicating fee, by electronic request to the SEC’s email address (publicinfo@sec.gov) or by writing the Public Reference Branch, Office of Consumer Affairs and Information Services, Securities and Exchange Commission, Washington, D.C. 20549-0102. Reports, proxy statements and other information concerning the Fund may also be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The Series J Preferred Shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other government agency.

The Fund’s Board of Trustees (the “Board”) has authorized the Fund to make the Offer; however, none of the Fund, the members of the Board, Computershare Trust Company, N.A., the depositary (the “Depositary”), or Morrow Sodali, the information agent (the “Information Agent”), or any of our or their respective affiliates, makes any recommendation to any shareholder as to whether to tender or refrain from tendering any Auction Rate Preferred Shares or as to the purchase price or purchase prices at which shareholders may choose to tender their Auction Rate Preferred Shares. None of the Fund, the members of the Board, the Information Agent or the Depositary, or any of our or their respective affiliates, has authorized any person to make any recommendation with respect to the Offer. Shareholders must decide whether to tender or refrain from tendering their Auction Rate Preferred Shares and, if deciding to tender, how many Auction Rate Preferred Shares to tender and the purchase price or purchase prices at which they wish to tender. We recommend that shareholders consult their own financial and tax advisors, and read carefully and evaluate the information in the Offer to Exchange and in the Letter of Transmittal, including the Fund’s reasons for making the Offer, before taking any action with respect to the Offer.

We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Auction Rate Preferred Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL AND OTHER TENDER OFFER MATERIALS FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT OR ANY OTHER MATERIALS TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Auction Rate Preferred Shares we hold for your account in accordance with the terms and subject to the conditions of the Offer.

Please note the following:

1.

Upon the terms and subject to the considerations of the Offer, in exchange for each Auction Rate Preferred Share properly tendered (and not validly withdrawn) prior to the Expiration Date and accepted by us, participating holders of Auction Rate Preferred Shares will receive the Exchange Consideration. No fractional shares of Series J Preferred Shares will be issued. The Auction Rate Preferred Shares may only be exchanged for whole shares of Series J Preferred Shares. In lieu of issuing fractional shares, holders of Auction Rate Preferred Shares following the consummation of the Offer shall receive the Cash Consideration.

2.	The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on April 14, 2021, unless the Offer is extended.

3.

The Offer is conditioned on, among other things, holders of an aggregate of at least a majority of the outstanding Auction Rate Preferred Shares properly tendering (and not validly withdrawing) their Auction Rate Preferred Shares at or prior to the Expiration Date and certain other conditions as outlined in the Offer and in the related Letter of Transmittal.

4.	Any stock transfer taxes applicable to the sale of Auction Rate Preferred Shares to the Fund pursuant to the Offer will be paid by shareholders, except as otherwise provided in the Offer to Exchange.

5.

No fees or commissions will be payable to the Fund in connection with the Offer. However, brokers and other nominees who tender Auction Rate Preferred Shares pursuant to your instructions may charge you a fee for doing so.

6.	Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

7.

In order to facilitate auctions for any Auction Rate Preferred Shares that may remain outstanding after the Offer is completed, please provide, if known, the contact information for the auction department at your broker or other nominee, or the broker-dealer (if a different party) that submits auction instructions to the Auction Agent on your behalf.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US WITH AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 14, 2021, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

If you wish to have us tender any or all of your Auction Rate Preferred Shares, please so instruct us by completing, executing, detaching and returning the attached Instruction Form to us. If you authorize us to tender your Auction Rate Preferred Shares, we will tender all such Auction Rate Preferred Shares unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Exchange, the Letter of Transmittal and related materials, and is being made to all record holders of Auction Rate Preferred Shares of the Fund. The Offer is not being made to holders of Auction Rate Preferred Shares of the Fund residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other applicable laws of such jurisdiction.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Exchange, dated March 17, 2021 (together with any amendments or supplements thereto, the “Offer to Exchange”), related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials (together with any amendments or supplements thereto, the Offer to Exchange and the Letter of Transmittal, the “Offer”), in connection with the offer by The Gabelli Dividend & Income Trust, a Delaware statutory trust (the “Fund”), to exchange the Fund’s currently outstanding preferred shares, par value $0.001 per share, designated Auction Rate Preferred Shares and Auction Market Preferred Shares, Series B, Series C and Series E (collectively, the “Auction Rate Preferred Shares”), for newly-issued shares of the Fund’s Series J Cumulative Term Preferred Shares, par value $0.001 and liquidation preference $25,000 per share (“Series J Preferred Shares”) and cash, on the terms and subject to the conditions of the Offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Exchange.

The undersigned hereby instruct(s) you to tender to the Fund the number of Auction Rate Preferred Shares indicated below or, if no number is specified, all Auction Rate Preferred Shares you hold for the account of the undersigned, upon the terms and subject to the conditions of the Offer.

Fund Name:	SIGN HERE
Series:
CUSIP(S):
Number of Preferred Shares to be Tendered:	Signature(s)

amount of Preferred Shares*
Dated _________________________, 2021	Please type or print name(s)
If known:	Please type or print address
Auction Desk Contact Information:
Area Code and Telephone Number
Name:
Email Address:	Social Security or other Taxpayer Identification Number
Broker-Dealer that provides instructions to Auction Agent:

* Unless otherwise indicated, it will be assumed that all Auction Rate Preferred Shares held by us for your account are to be tendered. Specify Series if more than one Series is tendered and not all Auction Rate Preferred Shares held by us for your account are to be tendered.

The method of delivery of this document, is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The Fund’s Board of Trustees (the “Board”) has authorized the Fund to make the Offer; however, none of the Fund, the members of the Board, Computershare Trust Company, N.A., the depositary (the “Depositary”), or Morrow Sodali, the information agent (the “Information Agent”), or any of our or their respective affiliates, makes any recommendation to any shareholder as to whether to tender or refrain from tendering any Auction Rate Preferred Shares or as to the purchase price or purchase prices at which shareholders may choose to tender their Auction Rate Preferred Shares. None of the Fund, the members of the Board, the Information Agent or the Depositary, or any of our or their respective affiliates, has authorized any person to make any recommendation with respect to the Offer. Shareholders must decide whether to tender or refrain from tendering their Auction Rate Preferred Shares and, if deciding to tender, how many Auction Rate Preferred Shares to tender and the purchase price or purchase prices at which they wish to tender. We recommend that shareholders consult their own financial and tax advisors, and read carefully and evaluate the information in the Offer to Exchange and in the Letter of Transmittal, including the Fund’s reasons for making the Offer, before taking any action with respect to the Offer.